Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Bill Schwer

Senior VP, Secretary & General Counsel

281-490-9795

Sugar Land, TX—(February 8, 2008)- Imperial Sugar Company (NASAQ:IPSU) Imperial Sugar Company reported that an explosion occurred Thursday at approximately 7pm EST at its sugar refinery in Port Wentworth, Georgia which is located near Savannah, Georgia. A number of associates and contractors have been injured but the type and extent of these injuries is not fully known at this time. The injured have been transported to local hospitals.

John Sheptor, Imperial’s president and ceo, said “We are all concerned for the welfare of our associates and our thoughts and prayers are with them and their families this evening. We are grateful for the superb response by the local emergency agencies to this tragic event.”

The extent of damage to the refinery is under investigation and the length of time it will be closed is currently unknown. The Company will provide more information as it becomes available.

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future import and export levels, future government and legislative action, future operating results, future availability of raw sugar, operating efficiencies, future investments and initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations, future pension payments and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, farm and trade policy, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, results of actuarial assumptions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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